EXHIBIT 99.2

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Inland Western - Share Repurchase Program Change

On December 14, 2006, Inland Western Retail Real Estate Trust, Inc. announced a modification to the Share Repurchase Program (“SRP”). Complete details can be read here in the 8K as filed with the SEC.

Under the SRP, shareholders may now be able to sell their shares to us at a fixed price as follows:

•                  Effective February 1, 2007, the repurchase price for all shares will be $9.75 for any stockholder that has been a beneficial owner for at least one year.

•                  Effective October 1, 2007, the repurchase price for all shares will be $10.00 for any stockholder that has been a beneficial owner for at least one year.

To request a repurchase, stockholders must complete the attached Share Repurchase Program Request form and mail it with a $50 check, payable to Registrar and Transfer Company, to:

Registrar and Transfer Company
Attn: Share Repurchase Department
P.O. Box 1727
10 Commerce Drive
Cranford, NJ 07015
Phone:            (866) 734-7010

This information will be provided to stockholders in the January 10, 2007 distribution letter.

For further information, please contact your Inland regional sales team or Inland Customer Relations at:

Inland Regional Sales:	East	888-820-3974
	Midwest	800-323-6122
	North	866-833-5255
	West	866-624-2603

Inland Customer Relations:	800-826-8228	8:15 am — 5:00 pm Central Time

For Broker/Dealer Use Only. Dissemination to prospective investors prohibited. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by the prospectus which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker/dealers authorized to do so.

The Inland name and logo are registered trademarks being used under license.

This material has been prepared by Inland Securities Corporation, dealer manager for Inland Western Retail Real Estate Trust, Inc. Inland Securities Corporation is a member of the National Association of Securities Dealers, Inc.

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